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                                                                       EXHIBIT 1


                             [SMITHFIELD LETTERHEAD]

                                                               November 16, 2000


IBP, inc.
800 Stevens Port Drive
Dakota Dunes, SD  57049


Gentlemen:

         In connection with a possible transaction involving IBP, inc. (the "Company") and us (a "Transaction"), the Company and its advisors and agents are prepared to make available certain information which is non-public, confidential or proprietary in nature.

         By execution of this letter agreement (the "Agreement"), we agree to treat confidentially all such information whether written or oral (the "Evaluation Material"), and to observe the terms and conditions set forth herein. We also agree that, subject to the fourth paragraph of this Agreement, prior to giving any of our directors, officers, employees, partners, affiliates, agents, advisors, potential sources of financing or refinancing, or representatives (hereinafter, "Representatives") access to any of the Evaluation Material, each such Representative shall be advised of the terms of this Agreement.

         For purposes of this Agreement, Evaluation Material shall mean all information, data, reports, analyses, compilations, studies, interpretations, projections, forecasts, records, and other materials (whether prepared by the Company, its agents or advisors or otherwise and in whatever form maintained, whether documentary, computerized or otherwise), regardless of the form of communication, that contain or otherwise reflect information concerning the Company that we or our Representatives may be provided by or on behalf of the Company or its agents or advisors in the course of our evaluation of a possible Transaction. The term "Evaluation Material" shall also include all information, data, reports, analyses, computations, studies, interpretations, projections, forecasts, records, notes, memoranda, summaries or other materials in whatever form maintained, whether documentary, computerized or otherwise, whether prepared by us or our Representatives, that contain or otherwise reflect any such Evaluation Material (the "Notes"). This Agreement shall be inoperative as to those particular portions of the Evaluation Material that (i) become available to the public other than a result of a disclosure by us or any of our Representatives, (ii) were available to us on a non-confidential basis prior to the disclosure of such Evaluation Material to us pursuant to this Agreement,
(iii) becomes available to us or our Representatives on a non-confidential basis from a source other than the Company or its agents or advisors provided that the source of such information was not known by us to be contractually prohibited from making such disclosure to us or such Representative.
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         We agree that we will not use the Evaluation Material for any purpose other than in connection with a Transaction. We agree not to disclose or allow disclosure to others of any Evaluation Material; PROVIDED that, subject to the second paragraph of this Agreement, we may disclose Evaluation Material to our Representatives to the extent necessary to permit such Representatives to assist us in connection with a possible Transaction; and PROVIDED FURTHER that we may make such disclosures as are required under the federal securities laws in connection with any offer by us for all of the shares of common stock of the Company or as otherwise required by law or a regulatory body (including the New York Stock Exchange).

         We understand and agree that none of the Company, its advisors or any of their affiliates, agents, advisors or representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to us or our Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom, except in the case of (i) and (ii), to the extent provided in any definitive agreement relating to a Transaction.

         In the event that we or anyone to whom we transmit any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, we will give the Company prompt notice of such request or requirement, to the extent practicable, so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and we will use reasonable efforts to cooperate with the Company, to the extent practicable, to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, we (or such other person to whom such request is directed) will furnish only that portion of the Evaluation Material which we are advised by our or such other person's counsel, is required to be disclosed. It is further agreed that, if in the absence of a protective order we (or such other person to whom such request is directed) are nonetheless legally compelled to disclose such information, we may make such disclosure without liability hereunder, PROVIDED that we give the Company notice of the information to be disclosed as far in advance of its disclosure as is practicable and upon the Company's request and at the Company's expense, use our reasonable efforts to obtain assurances that confidential treatment will be accorded to such information and, PROVIDED further, that such disclosure was not caused by and did not result from a previous disclosure by us not permitted hereunder.

         Until the earlier of (i) the consummation of a Transaction, or (ii) eighteen months from the date of this Agreement, we agree not to initiate or maintain substantive contact (except for contact in the ordinary course of our business) with any officer, employee or director (other than any director who is a member of the Special Committee of the Board of Directors of the Company) of the Company regarding the Company, its operations, assets, prospects or finances, except with the express prior written permission of the Company. We also agree that, for the period ending eighteen months from the date of this Agreement, we will not, without the Company's prior written consent, directly or indirectly, solicit for employment any person (i) who is currently employed in a management, supervisory or senior operational position with the Company, or (ii) whom we come in contact with in connection with our consideration of a possible Transaction, it being understood that general advertising shall not be deemed a solicitation for these purposes.
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         If we decide that we do not wish to proceed with a Transaction, we will promptly notify the Company of that decision. In that case, or if the Company shall elect at any time to terminate further access by us to the Evaluation Material for any reason (either of such date being referred to as the "Return Date"), we will promptly destroy or redeliver to the Company all copies of the Evaluation Material in our possession or that of our Representatives, provided that we may retain copies of our Notes. Notwithstanding the foregoing, we and our Representatives will continue to be bound by our obligations of confidentiality and other obligations hereunder.

         We agree that, prior to March 31, 2001 (the "Restricted Period"), we and our subsidiaries will not, in any manner, whether publicly or otherwise, directly or indirectly, without the prior written consent of the Company, (1) acquire, agree to acquire or make any public proposal to acquire, directly or indirectly, any voting securities or assets (other than assets in the ordinary course of business) of the Company or any of its subsidiaries, (2) publicly propose to enter into, directly or indirectly, any merger or other business combination or similar transaction involving the Company or any of its subsidiaries, (3) enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with Rawhide Holdings Corporation or any of its affiliates or any affiliate of the Company (other than advisors) regarding a strategic transaction involving the Company or any other possible purchase or sale of any securities or significant assets of the Company, (4) publicly disclose any intention, plan or arrangement inconsistent with the foregoing or (5) knowingly advise or assist any other persons in connection with any of the foregoing (each of the acts described in clauses (1) through (5) of this paragraph being an "Acquisition Attempt"), unless such Acquisition Attempt is made in connection with a proposal by us for the acquisition of all of the outstanding shares of common stock of the Company; PROVIDED, however, that if the Company approves or recommends a transaction for the acquisition by any third party of less than all of the outstanding shares of common stock of the Company (or, in the case of a tender or exchange offer, does not recommend that shareholders not tender into such offer), we and our subsidiaries will not be restricted by any of the foregoing clauses. We also agree that during the Restricted Period, without the prior written consent of the Company, we will not acquire any additional shares of the Company's common stock in the open market if such acquisition would result in us beneficially owning more than 9.9% of the outstanding shares of the Company's common stock, except pursuant to or as part of an offer to acquire all of the outstanding shares of the Company's common stock; PROVIDED, however, that if the Company approves, recommends or fails to state publicly that it opposes an acquisition by a third party of shares of the Company's common stock in the open market which has the effect of causing such third party's beneficial ownership to exceed 9.9% of the outstanding common stock of the Company, we will be permitted to purchase additional shares of the Company's common stock in an amount not to exceed such amount as would cause our ownership of shares of common stock of the Company not to exceed the percentage of the Company's outstanding common stock permitted by the Company to be owned by such third party. We further agree that, during the Restricted Period, neither us nor anyone acting on our behalf will request the Company, its subsidiaries or its or their officers, directors, employees, advisors or agents to amend or waive any provision of this paragraph (including this sentence).

         We are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the company or a possible Transaction involving the Company or a significant portion thereof from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

         We agree that unless and until a definitive agreement between the Company and us with respect to any Transaction has been executed and delivered, neither the Company nor we will be under any legal obligation of any kind whatsoever with respect to such Transaction.

         We acknowledge the existence of the Agreement and Plan of Merger, dated as of October 1, 2000, among the Company, Rawhide Holdings Corporation and Rawhide Acquisition Corporation (the "Merger Agreement"). We are aware that the Company is obligated, pursuant to Section 6.04 of the Merger Agreement, to deliver a copy of this Agreement to Rawhide Holdings Corporation, and we consent to such delivery.

         We agree that money damages would not be a sufficient remedy for any breach of this Agreement by us or our Representatives, that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and we further agree to waive, and to use our best efforts to cause our Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

         All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of us and the Company.

         It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof precluded any other or further exercise of any right, power of privilege hereunder.

         We hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Delaware over any suit, action or proceeding arising out of or relating to this Agreement. We hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to us shall be effective service of process for any action, suit or proceeding brought against us in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. We agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon us and may be enforced in any other courts to whose jurisdiction we are or may be subject, by suit upon such judgment.

         The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, partnership, group, individual or other entity.

         In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.
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         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

         If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

                                     Very truly yours,


                                     Smithfield Foods, Inc.

                                     By: /s/ C. LARRY POPE
                                         ---------------------------------------
                                     Title: Vice President and Chief Financial
                                            Officer


Agreed and Accepted:
IBP, inc.


By: /s/ JOANN R. SMITH
    ---------------------------------------
Title: CHAIRPERSON OF THE SPECIAL COMMITTEE
Date:  NOVEMBER 16, 2000